EXHIBIT 15.1

REVIEW REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders of
ICN Pharmaceuticals, Inc.

We have reviewed the accompanying consolidated condensed balance sheet of ICN Pharmaceuticals, Inc. and subsidiaries as of June 30, 2002 and the related consolidated condensed statements of income and comprehensive income for each of the three month and six month periods ended June 30, 2002 and 2001 and the consolidated condensed statements of cash flow for the six months ended June 30, 2002 and 2001. These consolidated condensed financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated condensed interim financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 2001, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended (not presented herein), and in our report dated February 27, 2002, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the consolidated condensed balance sheet as of December 31, 2001, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, California
August 6, 2002